EXHIBIT 3.1.1
CERTIFICATE OF AMENDMENT
TO THE AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
AUTHENTEC, INC.
     AuthenTec, Inc., a Delaware corporation (the “Corporation”), hereby certifies to the Secretary of State of the State of Delaware that:
     1. The amendment to the Amended and Restated Certificate of Incorporation set forth in the following resolutions has been approved by the Corporation’s Board of Directors and was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
     2. In Article IV of the Amended and Restated Certificate of Incorporation the text stating:
“The total number of shares of all classes of stock which the Company shall have authority to issue is One Hundred Eighty Million Four Hundred Forty Four Thousand Three (180,444,003) divided into classes as follows: Eighty Million, Four Hundred Forty Four Thousand Three (80,444,003) shares shall be Preferred Stock, $0.01 par value per share (“Preferred Stock”); and One Hundred Million (100,000,000) shares shall be Common Stock, $0.01 par value per share (“Common Stock”).”
          is hereby amended and restated to read as follows:
“The total number of shares of all classes of stock which the Company shall have authority to issue is One Hundred Ninety Million Four Hundred Forty Four Thousand Three (190,444,003) divided into classes as follows: Eighty Million, Four Hundred Forty Four Thousand Three (80,444,003) shares shall be Preferred Stock, $0.01 par value per share (“Preferred Stock”); and One Hundred Ten Million (110,000,000) shares shall be Common Stock, $0.01 par value per share (“Common Stock”).”
     3. That in lieu of a meeting and vote of stockholders, the stockholders have given consent to said amendment in accordance with the provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.
     IN WITNESS WHEREOF, this Certificate of Amendment to the Amended and Restated Certificate of Incorporation has been executed by the President of this Corporation on this 3rd day of May, 2007.

By:	/s/ F. Scott Moody
F. Scott Moody, President